Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of QEP Resources, Inc. for the registration of debt securities and common stock and to the incorporation by reference therein of our report dated February 24, 2012, with respect to the consolidated financial statements and schedule of QEP Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Denver, Colorado

February 27, 2012